Exhibit 17(nnn)
AXA ENTERPRISE FUNDS TRUST
SUPPLEMENT DATED OCTOBER 1, 2006 TO THE
PROSPECTUS FOR CLASS A, B, C AND Y SHARES
DATED MARCH 1, 2006
This Supplement updates the above-referenced Prospectus of AXA Enterprise Funds Trust (the “Trust”). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. You may obtain an additional copy of the Prospectus, free of charge, by writing to the Trust at 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326.
The purpose of this Supplement is to provide you with information regarding (i) a name change of Brandywine Asset Management, LLC and (ii) a strategic transaction relating to Fund Asset Management, L.P., doing business as Mercury Advisors (“Mercury Advisors”), the sub-adviser to the AXA Enterprise Short Duration Bond Fund (“Short Duration Bond Fund”).
Brandywine Asset Management, LLC
Effective as of May 1, 2006, Brandywine Asset Management, LLC changed its name to Brandywine Global Investment Management, LLC. All references in the SAI to Brandywine Asset Management, LLC, as the sub-adviser to the AXA Enterprise Socially Responsible Fund, are replaced by Brandywine Global Investment Management, LLC.
AXA Enterprise Short Duration Bond Fund
On February 15, 2006, BlackRock, Inc. (“BlackRock”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) announced that they reached an agreement to combine Merrill Lynch’s investment management business, which includes Mercury Advisors to create new BlackRock, Inc., a new independent asset management company (the “Transaction”). Subsequent to the Transaction, Merrill Lynch will hold a significant minority ownership position in BlackRock. The Transaction closed on September 29, 2006. In anticipation of the closing, Mercury Advisors agreed to assign its existing Investment Advisory Agreement with AXA Equitable Life Insurance Company (“Existing Advisory Agreement”) to BlackRock Financial Management, Inc., (“BlackRock Financial”), a subsidiary of BlackRock, thereby terminating the Existing Advisory Agreement, in accordance with its terms and the relevant provisions of the Investment Company Act of 1940, as amended.
Effective October 1, 2006, with the approval of the Trust’s Board of Trustees, BlackRock Financial will serve as sub-adviser to the Short Duration Bond Fund. BlackRock Financial is located at 40 East 52nd Street, New York, New York 10022. BlackRock Financial, together with its investment management affiliates, is one of the world’s largest asset management firms with nearly $1 trillion in assets under management. BlackRock Financial is a subsidiary of BlackRock. Merrill Lynch & Co., Inc., a financial services holding company, and The PNC Financial Services Group, Inc., a publicly traded diversified financial services firm, each own a significant minority interest in BlackRock.
The day-to-day management of the Short Duration Bond Fund will be performed by Scott Amero, Keith Anderson and Todd Kopstein.
Scott Amero, joined BlackRock as a Managing Director in 1990. Since that time, he has served as senior strategist and portfolio manager with responsibility for overseeing all fixed income sector strategy and the overall management of client portfolios. He is also the head of Global Credit research and a member of BlackRock’s Management Committee and Investment Strategy Group.

Keith Anderson, Managing Director of BlackRock since its founding in 1988. Since that time, he has been responsible for global fixed income strategy, asset allocation and the overall management of client portfolios. In this capacity, he coordinates BlackRock’s team of portfolio managers and credit analysts who specialize in the government agency, corporate and mortgage sectors and sub-sectors worldwide. He is the Chief Investment Officer for Fixed Income, a member of BlackRock’s Management Committee and Chairman of the Investment Strategy Group.
Todd Kopstein, Managing Director of BlackRock since 2003. Since 1998, he has been a member of the Investment Strategy Group. His primary responsibility is managing total return portfolios with a sector emphasis on short duration securities. Mr. Kopstein joined BlackRock’s Portfolio Management Group in 1998, specializing in short duration securities including asset-backed securities, adjustable rate mortgages and other short duration mortgage products. He joined BlackRock in 1994 as an analyst in the Account Management Group.
A discussion regarding the basis for the decision by the Trust’s Board of Trustees to approve the Investment Advisory Agreement will be available in the Trust’s Annual Report to shareholders, dated October 31, 2006.
The Statement of Additional Information provides additional information about the Adviser, the Fund Managers’ compensation, other accounts managed by the Fund Managers and the Fund Managers’ ownership of securities of the Fund to the extent applicable.
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All other references in the Prospectus to Mercury Advisors in connection with the AXA Enterprise Short Duration Bond Fund are hereby deleted and replaced with BlackRock Financial Management, Inc.
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